Exhibit 10.1

2019 Named Executive Officer Compensation

Name	Base Salary (Annual Rate) (1)	Target Performance Bonus (% of Base Salary) (2)
Lisa D. Earnhardt	$580,000	80%
President and Chief Executive Officer

Jeryl L. Hilleman	$430,000	50%
Chief Financial Officer

David A. Lehman	$390,000	45%
General Counsel

(1)	Effective January 1, 2019.
(2)

The actual bonus to be awarded will be at the Compensation Committee’s discretion based on the Company’s performance against goals, including financial, commercial and product pipeline goals, as determined by the Compensation Committee.